CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios and to the use of our report dated February 25, 2021 on the financial statements and financial highlights of iM Dolan McEniry Corporate Bond Fund, a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the December 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
April 27, 2021